                           SUMMARY OF LOAN AGREEMENT
                FOR WANDEL & GOLTERMANN MANAGEMENT HOLDING GmbH


     The following is a loan agreement between Commerzbank AG (Filiale Reutlingen), Baden-Wurttembergische Bank AG (Filiale Reutlingen), Deutsche Bank AG (Filiale Reutlingen), Kreissparkasse Reutlingen, Landesgirokasse Stuttgart, Stuttgarter Bank AG and Wandel & Goltermann Management Holding GmbH ("WG Holding"). This loan agreement sets forth the terms of the Existing Credit Facility as described in the Preliminary Proxy Statement in the "The Merger - Source of Funds for the Merger" section. The credit facility is in the total amount of DM 170,000,000. Borrowings under the credit facility bear interest at approximately 6% per annum and are due and payable (subject to certain prepayment obligations) on December 31, 1999. Borrowings are secured by substantially all WG Holding's assets located in Germany.

[LOGO]

                            SICHERHEITEN-POOLVERTRAG


Zwischen

     1. Commerzbank AG, Filiale Reutlingen
        - nachstehend auch "Poolfuhrerin" genannt

     2. Baden-Wurtlembergische Bank AG, Filiale Reutlingen

     3. Deutsche Bank AG, Filiale Reutlingen

     4. Kreissparkusse Reutlingen

     5. Landesgirokasse Stuttgart

     6. Stuttgarter Bank AG

     - nachstehend insgasami "Banken" und jede von ihnen auch "Bank" genannt -

wird lolgende Vereinbarung getroffen:



                                      ss. 1
                                     Kredite

(1)  Die Banken stehen mit den Firmen

          Wandel & Goltermann Management Holding GmbH, Eningen - nachstehend auch "Firma" oder "WGMH" genannt -


und

          Wandel & Goltermann GmbH & Co. Elektronische MeBtechnik, Eningen - nachstehend auch "Firma" oder "WGR" genannt -

          - beide auch nachstehend "Firmen" genannt -

     in Geschaftsverbindung und haben/werden beiden Firmen unter deren gosamtschuldenerischer Haftung aber selbst jeweils unabhangig voneinander auf der Grundlage ihrer jeweiligen Allgemeinen Geschaftsbedingungen die nachstehend aufgefuhrten Barkreditlinien eingeraumVeinraumen:

                     Commerzbank        DM   50.000.000,--
                     BW-Bank            DM   30.000.000,--
                     Deutsche Bank      DM   30.000.000,--
                     Kreissparkasse     DM   10.000.000,--
                     Lendesgirokasse    DM   25.000.000,--
                     Stuttgarter Bank   DM   25.000.000,--
                    ---------------------------------------
                    gesamt              DM  170.000.000,--



     Bei der vorstehend genannten Kreditlinie der Landesgirokasse handelt es sich um einen Rahmenkredit. der - ausgehend vor, Ziffer 2. des den Banken bekannten Schreibens der Landesgirokasse an die WGMH vom 08.07.1997 in zwei Tranchen in Hohe von OM 16.000.000,-- und DM 7.000.000,-- zur Verfugung gestellt wird. Fur die Durchfuhrung von Saldenausgleich (ss. 7) und Erlosverteilung (ss. 8) - und nur insoweit - gelten als maBgebliche Kreditlinie der Landesgirokasse die der Firma zum betreffenden Zeipunkt bereits zur Verfugung stehenden Tranchen des Rahmenkredits.

     Die innerhalb des vorstehend aufgefuhrten Kreditrahmens ausgereichten Kreditmittel sind ausschliaBlich zur Betriebsmittelfinanzlerung und nicht fur Akqulsitionen - falls sie den cash flow des Vorjahres uberschreiten - zu verwenden.

(2) Die vorstehend unter (1) aufgefuhrten Barkreditlinien konnen von den Firmen auch als Aval-Diskont-. Akzept- und Eurokredite in Anspruch genommen werden, Soweit die Kreditvereinbarungen dies vorsehen. Eine solche
     Inanspruchnahme der Barkreditlinien durch Eurokredite kann auch mittels Kredit-/Avalauftrag bei den auslandischen Filialen oder Tochtergesellschaften der Banken bzw. bei anderen vermittelten Instituten (nachstehend gemeinsam "vermittelte Kreditinstitute" genannt) erfolgen. Die zwischen den Banken hinsichtlich der Poolsicherheiten getroffenen Vereinbarungen sollen in diesen Fallen auch fur die vermittelten Kreditinstitute mit der MaBgabe gelten. daB deren Rechte und Pflichten von der jeweiligen Bank treuhandensch wahrgenommen werden.

     Die vorstehend unter (1) aufgefuhrten Barkreditlinien konnen weiterhin auch dadurch ausgenutzt werden, daB gegen Kredit./Avalauftrag der Firmen bei den in- und auslandischen Filialen und Tochtegesellschaften der Banken Abzweiglinien zu Gunsten von Konzemgesellschaften der Wandel & Goltemann-Gruppe eingerichtet werden. Die Banken werdert sich uber ihre Filialen/Tochlergesellschaften, bei denen solche Abzweiglnien eingerichtet werden, um eine eigenstandige Absicherung ihrer Anspruche gegenuber den WG-Konzemgesellschaften aus den jeweiligen ADzweiglinlen Bemohen. Soweit eine solche Absicherung erfolgt, werden im Rahmen einer Eriosverteilung gem. ss. 8 die der Jeweiligen Bank aus solchen Abzweiglinien gegenuber der betreffenden WG-Konzemgesellschaft zustehenden Anspruche endgultig nur in. Hohe des Ausfalls berucksichtigt, der nach Verwertung der von den WG-Konzemgesellschaften gestellten Sicherhelten verbleit. Soweit ein solcher Ausfall erst nach Durchfuhrung einer Ertosverteilung nach ss. 8 feststeht, ist gem. ss. 8 (S) zu verfahren.

(3) Die Firmen konnen uber Kreditlinier und Kredite - unter Beachtung der Regelung in Ziffer (5) - selbstandig verfugen. Den Banken stehen die Forderungen aus den von ihnen zugesagten Krediten allein und unmiittelbar zu.

(4) Die Banken verpflichten sich untereinander, die Kreditlinien fur die Dauer dieses Vertrages -aufrechtzuermalten und Reduzierungen oder Streichungen nur in gegenseitigem Einvemehmen vorzunehman. Dies gilt nicht fur auBerhalb des Pools gewahrye Kredite.

(5) Daneben steht die Commerzbank der WGR gemaB Kredilvertrag vom 24.03.1994 mit einem Tilgungsdarlehen uber ursprunglich DM 15.000.000,-- zur Verfugung, das von der LAKRA Larideskreditbank Baden-Wurttemberg im Auftrag des Landes Baden-Wurttemberg mit Erklarung vom 01.12.1993 in Hohe von 66.66% verburgt worden ist (Ausfallburgschaft). Es besteht Einigkeit daruber, daB das von dieser Ausfallburgschaft nicht abgedeckte Kreditnsiko in Hohe von 33.34% (entspricht ursprunglich DM 5.000.000,--) zwischen den Banken wie folgt aufgeteilt wird:


  Commerzbank       29.42%         (entspr. ursprunglich DM  1.471.000,--)

  BW-Bank           17.85%         (entspr. ursprunglich DM    882.500,--)

  Deutsche Bank     17.65%         (entspr. ursprunglich DM    862.500,--)

  Kreissparkasse     5.88%         (entspr. ursprunglich DM    294.000,--)

  Landesgirokasse   14.70%         (entspr. ursprunglich DM    735.000,--)

  Stuttgarter Bank  14.70%         (entspr. ursprunglich DM    735.000,--)
  ========================================================================

                   100.00%         (entspr. ursprunglich DM  5.000.000,--)

     Die ubrigen Banken verburgen sich hiermit im Auftrag der WGR gegenuber der Commerzbank fur den nicht durch die LAKRA verburgten Teil der Anspruche der Commerzbank gegenuber der WGR aus dem oben genannten Tilgungsdarlehen. Und zwar jeweils in Hohe ihres vorstehend genannten Risikoanteils und unter AusschluB der gesamtschuldnenschen Haftung. Diese Burgschaftsubernahm erfolgen in Anrechnung auf die in ss. 1(1) aufgefuhrten Kreditlinien bei der jeweiligen sich verburgenden Bank.

     Die BurgschaftserkLarung vom 01.12.1993 nebst Zusageschreiben der LAKRA vom
     01.02.1993 (einschileBlich der dortigen besonderen Burgschaftsbestimmungen) sowie die Allgemeinen Bestimmungen fur Burgschaften des Landes Baden-Wurttemberg sind allen Poolbanken bekkannt.


                                      ss. 2
                                  Sicherheften

(1) Die WGMH hat gleichranglg zugunsten der PooldQhrenin sowie jeder einzelnen Bank die nachstehenden Sicherheiten bestellt bzw. wird die genannten Sicherheiten unverzugrich bestellen:

     a)   Positiverklarung  und  auf  besondere   Anrolderung  der  PoolfQhrenin
          Verprandung samtlicher Kommariditanteile an der Wandel & Goltermann GmbH & Co. Elektronische MeBtechnik in Hohe von nominal DM 13.000.000,-- (entspricht 100%).

     b)   Positiverklarung  und  auf  besondere   Anforderung  der  PoolfQhrenin
          Verptandung samtlicher Geschaftsanteille an der Wandel & Gollerrnann CTS S. A. (Frankreich) in Hohe von nominal FRF 11.930.O0O,-- (entspricht 100%).

     c)   Bankenubliche   Negativerklarung   bezuglich  samtlicher   gegenwartig
          gehattenen   sowie  aller   kunftig  noch  zu   erwerbenden   weiteren
          Geschaftsanteile an der Wandel & Goltermann Technologies Inc. (USA).

     d) Positiverklarung und auf besondere Anforderung der Poolfuhrerin Verplandung samtlicher Geschaftsanteile an der Wandel & Goltermann Management Lid. (GroBbritannien) in Hohe von nominal GBP 3.000.000,-- (entspricht 100%).

     e) Positiverklarung und auf besondere Anforderung der Poolfuhrerin Verandung samtlicher Geschaltsanweile an der Wandel & Goltermann Vertriebsholding GmbH in Hohe von nominal DM 50.000,-- (entspricht 100%).

     f)   Verpfandung der gegenwartig und kunftig gehaltenen Warenzeichen.

(2) Die WGMM hat der Poolfuhrerin nachtehande Sicherheiton beetellt bzw. wird die genannten Sicherheiten unverzuglich bestellen:

     a) Abtretung der Anspruche gegenuber den Lizenznehmarn aus Lizenzen. die aufgrund der verpfandeten Warenzeichen (siehe vorstehend (1) 1)) erteilt wurden/werden.

(3) Die WGFI hat der Poolfuhrerin nachslohende Sicherheiten bestellt bzw. wird die genannten Sicherheiten unverzuglich bestellen:

     a) DM 30.000.000,-- Grundschulden auf diversen Anweseri in Eningen (Grundbuch von Eningen. Heft 13, BV Nr. 3, 7, 9, 19, 22 und 30; Heft 4224, BV Nr. 2, 6-9; Heft 5334, BV Nr.1-3, 5, 6).

     b) Abtretung dar Ruckgewahranspruche bezuglich vorrangiger Grundschulden.

     c) Sicherungsubereignung des gesamten Warenlagers einschlieBlich der Roh-. Hilfs- und Betriebsstolfe gemaB Vertrag vom 28.04.1994.

     d)   Abtretung   aller   bestehenden   und   kunftigen    Forderungen   aus
          Warenlieferungen und Leistungen gemaB Vortrag vom 24.08.1993.

     e) Abtretung der Anspruche gegenuber den Lizenznehmern aus Lizenzen, die aufgrund der verpfandeten Patente (siehe nachstehend (4) a)) ertellt wurden/werden.

(4)  Die WGR hat gleichrangig  zugunsten der Poolfuhrerin  sowie jeder einzelnen
     Bank   nachstehende   Sicherheieten   bestellt   bzw.  wird  die  genannten
     Sicherheiten unverzglich bestellen:

     a)   Verpfandung   der   gegenwartig   und  kunftig   gehaltenen   in-  und
          auslandischen Patente.

(5)  Ethalt  eine  Bank  kunftig  fur  eine  der  in  ss.  1  (1)   aufgefuhrten
     Kreditlinien weitere Sicherheiten, so besteht bereits jetzt Einigkeit, daB diese in den Poolvertrag elnbezogen sind.

(6) Gewahrt eine Bank den Firmen Zusalzliche Kredite und erhalt sie hierfor wehere Sicherheiten, so besteht bereits jetzt Einigkeit, daB diese in den Poolvetrag einbezogen sind. Ein Verwertungserlos dient vorrangig zur Rucktuhrung dieser zusatzlichen Kredite.

(7) WGMH und WGR verpflichten sich, Dritten erst nach Unterrichtung der Banken Sicherheiten zu stellen. Dies gilt nicht fur branchenubliche verlangerte
     Eigentumsvorbehalte von Lieferanten und die aufgrund der Allgemeinen Geschaftsbedingungen der Kreditinstitute bestellten Pfand- und Sicherungsrechle.


                                      ss. 3
                                 Sicherungszwack

(1) Die von der WGMH gestellten Sicherheiten gemaB ss. 2 (1) und (2) sowie eventuelle weitere gemaB ss. 2 (5) und (6) in diesen Poolvertrag einbezogene, von der WGMH gestellte Sicherheiten dienen zur Sicherung a11er bestehenden, kunftigen und badingten Anspruche. die den Banken mit ihren samtlichen in- und auslandischen Geschaftsstellen aus der jewelligen bankmaBigen Geschafteverbindung sowie den vermittelten Kreditinstituten aus der Gewahrung von Krediten gemaB ss. 1 (1, 2) gegen die Firmen zustehen, sowie zur Sicherung der Anspruche, die der LAKRA aus der in ss. 1 (5) erwahnten Ausfallburgschalt gegen die WGR zustehen.

(2)  Die von der WGR gestellten Sicherheiten gemaB ss. 2 (3) a). b). c). d), e).
     (4) a)  sowie  eventuelle  weitere  gemaB  ss.  2 (5)  und  (6)  in  diesen
     Poolvertrag. einbezogene von der WGR gestellte Sicherheiten dienen zur gleichrangigen Sicherung aller bestehenden, kunftigen und bedingten Anspruche, die

     -    den  Banken  aus den  Kreditgewahrungen  gemaB  ss. 1 (1.2)  gegen die
          Firmen,

     -    der Poolfuhrerin aus dem  Tilgungsdartehert  gemaB ss. 1 (5) gegen die
          WGR.

     -    der LAKRA aus der in ss. 1 (5) erwahntert  Ausfallburgschalt gegen die
          WGR,

     - den ubrigen Banken aus deren SorgschaltsObernahmen gemaB ss. 1 (5) gegen die WGR, zustehen.

(3) Die Sicherheiten gemaB ss. 2 (3) a). b). c). d). e), (4) a) dienen sodann zur Sicherung aller bestehenden. kunhigen und bedingten Anspruche, die den Banken aus Uberschreitungen der Kreditlinien gemaB ss. 1 (1) gegen die Firmen sowie aus der sonstigen bankmaBigen Geschaftsverbindung gegen die WGR zustehen.

(4) Haben WGMH und/oder WGR die Haltung fur Verbindlichkeiten eines anderen Kunden der jeweiligen Bank ubernommen (z. B. als Burge), so sichert die jeweilige Sicherheit die aus der Haltungsobernahme folgende Schuld erst eb deren Falligkeit und nur, wenn die WGMH und/oder WGR zugleich der Sicherungsgeber ist.


                                      ss. 4
                              Sicherheitenlrelgabe

(1) Nach Befriedigung ihrer gemaB ss. 3 gesicherten Anspruche haben die Banken die in diesen Poolvertrag einbezogenen Sicherheiten an den jeweiligen Sichenjngsgeber zuruckzuubertragen und einen etwaigen Cibererlos herauszugeben, soweit die Sicherheiten nicht in Anspruch genommen worden sind. Dies gilt nicht, wann die Barikeh verpilichtet sind, Sicherheiten/Verwertungserlose an einen Dritten (z. B. einen Burgen, der eine oder mehrere Banken befriedigt hat) zu ubertragen.

(2) Die Banken sind auf Verlangen schon vorher verpflichtet. Poolsicherheiten ganz oder teilweise freizugeben, wenn und soweit der realisierbare Wert der Poolsicherheiten 120% der gesicherten Anspruche der Banken nicht nur vorubergehend ubersteigt. Der tealisierbare Wen der Sicherheiteri wird nach den Regelungen der einzelnen Sicherungsvereinbarungen bestimmt: bei deren Fehlen ergibt er sich aus der Art der jeweiligen Sicherheit.

(3) Die in den einzelnen Sicherungsvereinbaningen eruhattenen Abreden uber Deckungsgrenzen und Freigabevorpflichtungen worden fur die Dauer dieses Poolvertrages durch die voreiehenden Regelungen erganzt.


                                      ss. 5
                    Treuhandverhaltnls/Sicherheitenverwaltung

(1) Die Poolfuhrerin wird die in diesen Vertrag einbezogenen Sicherheiten zugleich treuhanderisch fur die ubrigen Banken verwalten und erforderlichenfalls verwerten. Die in ss. 2 (1) a), b), c), d), e), f), (4)
     a) als Poqtaicherheit genannten akresaorischen Rechte (Pfandrechte) verwaltet und verwertet die Poolfuhrerln auch namens und im Auftrag der Obrigen Banken. Die Poolfuhrerin ist neben den die Sicherheiten haltendsn Banken berechtigt, aber nicht verpflichtet, alle sich aus den Sicherungsvertragen ergebenen Konlrollund Verwallungsrechte im eigenen Namen auszuuben. Die Freigabe oder Teilfreigabe von Sicherheiten bedarf der Zustimmung der Banken. Im Rahmen einer Freigabeverpflichtung gem. ss. 4 (2) ist diese Zustimmung nur fur die Auswahl der freizugebenden Sicherheiten erforderlich.

(2) Die Poolfuhrerin wird auf Anforderung den anderen Banken Kopien der Vertrage der von ihr gehaltenen Sicherheiten -zur eigenverantwortlichen Prufung zusenden. Etwaige Einwendungen werden die anderen Banken unverzugllch gegenuber der Poolluhrerin geltend machen, so daB eine eirwernehmliche Regelung unter den Banken herbeigefuhrt werden kann. Soweit Sicherheiten von einer anderen Bank als der Poolfuhrerin gehalten werden, gilt die vorstehende Regelung entsprechend.

(3) Die Banken bevoflrn4chtigen die Poolfuhrerin. alle fur die Bestellung. Verwaltung und Verwertung der Sicherheiten notwendigen Erklarungen auch irrt eigenen Namen abzugeben und entgegenzunehmen sowie alle erforderlichen oder zweckmaBigen Handlungen vorzunehmen. Die Poolfuhrerin wird fur alle von ihr auf der Grundlage dieses Vertrages ergriffenen MaBnahmen von den Beschrankungen des ss. 181 BGB befreit.

(4) Die Poolfuhrerin bzw. jede eine Sicherheit hallende Sank wird nur mit Zustimmung der anderen Sanken die Sicherheitenves-waltung auf einen anderen Treuhander ubertragen Der jeweilige Teuhander ist von den Beschrankungen des ss. 181 BGB freigestellt.


                                      ss. 6
                                   Verwertung

(1) Die Poolfuhrerin wird die in ss. 2 genannten Sicherheiten im eigenen Namen, jedoch fur Rechnung der Banken verwerten. Soweit Sicherheiten nicht von der Poolfuhrerin gehaiten werden, sind diese in Abstimmung mit der Poolfuhrerin von der jeweils haltenden Bank fur Rechnung der ubvrigen Banken zu verwerten.

(2) Uber die Frage, ob und wann Sicherhelten verwertet werden, entscheiden die Banken im gegenseitigen Einvernehmen. In eiligert Falten entscheidet die Poolfuhrerin hieruber allein nach eigenem pflichtgemaBen Ermessen; in diesem Fall wird die Poolfuhrerin die anderen Banken uber die getroffenen MaBnahmen unverzuglich unterrichten.

(3) Die Banken werden die in den einzelnen Sicherungsveitragen enthaltenen Verwertungsvoraussetzungen beachten.


                                      ss. 7
                                 Saldenausgleich

(1)  Die Firmen werden die Banken nach  Moglichkeit  im Verhaltnis  der in ss. 1
     (1) genannten Kreditlinien gleichmaBig in Anspruch nehmen.

(2) Die Banken verpflichten sich im unwiderruflichen Auftrag der Firmen untereinander, fur den Verwertungsfall gern. ss. 6 ihre die Barkreditlinien gem. ss. 1 (1) nicht ubersteigenden Kreditforderungen durch entsprechende Ubertrage auf einen solchen Stand zu bringen, daB fur samtliche Banken eine Kreditinanspruchnahme nach dem Verhaltnis der genannten Barkredittinien entsteht. Die einzelnen Banken haben dabei eventuelle Guthaben auf nicht zweckgebundenen Konten beider Firmen zunachst mit ihren Kreditforderungen zu verrechnen, die sich im Rahmem der in ss. 1 (1) genannten Barkreditlinien bewegen. Belastungen aus aufzunehmenden aus Lastschrift und Scheckruckgaben werden im Rahmen des Saldenausgleichs den berucksichigungslahigen Forderungen zugeschlagen. Dies gilt nicht, wenn uns soweit hierdurch die in ss. 1 (1) aufgefuhrten Barkreditlinien uberschritten werden.

(3) Sofern eine Barkreditlinie als Mischlinie eingeraumt ist, gelten dareuf angerechnete Forderungen aus Wechseldiskontierungen nur insoweit als inanspruchnahme, als ein Ausfall feststehr. Forderungen aus Akzept- und Avalkrediten sowie aus eroffneten Akkreditiven werden nur als inartspruchnahmen barucksichtigt. als hierauf von den Poolbanken Zahlungen geleistet wurden.

(4) Stichtag fur den Saldenausgleich ist das Zustandekommen eines Beschlusses uber die Einleitung von VenvertungsmaBnahmen gem. ss. 8 (2) Satz 1 bzw. in Eilfalten der fruheste Zugang der Mitteilung der Poolfuhrerin uber die Einleitung von VenvertungsmaBnahmen gem. ss. 8 (2) Satz 2 bei einer der anderen Banken.

(5)  Wenn    sich    nach    Durchfuhrung    eines    Saldenausgleichs    dessen
     Berechnungsgrund1agen andern (z.B. durch Verrechnung weiterer Guthaben oder Zahlungen aus Avalen) sind die Salden erneut auszugleichen.

(6) Soweit der vorgenannte Saldenausgleich aus Rechtsgrunden nicht mit Wirkung gegenuber den Firmen oder Dritten vorgenommen werden kann, sind die Banken mit Innenverhaltnis zur Herbeifuhrung eines entsprechenden Ergebnisses verpflichtet, wobei zum Beispiel unbeachtlich ist, welche der Firmen die Kreditmittel unter ihrer gesamtschuldnerischen Haftung genommen hat.


                                      ss. 8
                                 Erlosvertailung

(1)  Der Elos aus der Verwertung der von der WGMH gestellten Sicherheiten (ss. 2
     (1), (2), (5), (6)) ist nach folgender Rangordnung zu verwanden:

     a)   zur   Begleichung   der  Kosten,   etwalger   Steuern  und   sonstiger
          Aufwendungen, die durch Verwaltung und Verwertung der Sicherheiten entstehen, sowle des Entgelts der Poolfuhrerin (ss. 9);

     b)   zur Tilgung der Anspruche, die
          - den Banken aus ihren Kreditgewahrungen gemaB ss. 1 (1,2) gegen die Firmen,
          - der Cammerzbank aus dem Tilgungsdarlehen gemaB ss. 1 (5) gegen die WGA.
          - der LAKRA aus der in ss. 1 (5) erwahnten Auslaflburgschatt gegen die WGR,
          -    den ubrigen  Banken aus deren  Burgschaftsubernahmen  gemaB ss. 1
               (5) gegen die WER,

          zustehen, und zwar gleichrangig im Verhaltnis der jeweiligen Anspruche. Fur die Anspruche aus den Kreditgewahrungen gemaB ss. 1 (1,
          2) ist dabei die Hohe der jeweiligen Kreditinanspruchnahrrten nach Durchfuhrung des Saldenausgleichs gemaB ss. 7 maBgeblich, wobei nur diejenigen Forderungen der Berechnung des Verteilungsschlussels zugrunde zu legen sind, welche die in ss. 1 (1) genannten Kreditlinien nicht uberschreiten.

     c)   zur Tilgung der Forderungen der Banken, deren Kreditlinien gemaB ss. 1
          (1) ubenichritton sind, und zwar gleichrangig im Verhallnis der Uberschreitungen:

     d) zur Tilgung der Forderungen der Banken aus zusatzlich gewahrten Krediten, und zwar gleichrangig im Verhaltnis der Inanspruchnahmen der zusalzlichen Kredite, soweit sie nicht aus den Verwertungserlosen der fur sie gesondert bestellten Sicherheiten (ss. 2 (6)) zuruckgefuhrt sind:

     e)   zur Erfullung der sonstigen  Anspruche der Banken  gegenuber  WGMK aus
          der  bankmaBigen   Geschaltsverbindung,   und  zwer   gleichrangig  im
          Verhaltnis der sonstigon Anspruche;

(2) Der Erlos aus der Verwertung der von der WGR gestellten Sicherheiten gemaB ss. 2 (3) a), b), c), d), e), (4) a), (5), (6) ist nach folgender
     Rangordnung zu verwenden:

     a)   zur   Beglelchung   der  Kosten,   etwaiger   Steuern  und   sonstiger
          Aufwendungen, die durch Verwaltung und Verwertung der Sicherheiten entstehan, sowie des Entgelts der Poolfuhrerin (ss. 9):

     b)   zur Tilgung der Anspruche, die
          - den Banken aus ihren Kreditgewahrungen gemaB ss. 1 (1,2) gegen die Firmen
          - der Commerzbank aus dem Tilgungsdarlehen gemaB ss. 1 (5) gegen die WGR,
          - der LAKRA aus der in ss. 1 (5) erwahnten Austallburgschaft gegen die WGB,
          -    den ubrigen  Banken aus deren  Burgschsftsubemahrnen  gemaB ss. 1
               (5) gegen die WGR.

          zustehen,   und  zwar   gleichrangig   im  Verhaltnis  der  jeweiligen
          Anspruche. Fur die Anspruche aus den Kreditgewahrurtgen gemaB ss. 1 (1, 2) ist dabei die Hohe der jeweiligen Kreditinanspruchnahmen nach Durchluhrung dec Saldenausgleichs gemaB ss. 7 maBgeblich, wobei nur diejenigen Forderungen der Berechnung des Verieilungsschlussels zugrunde zu legen eind, welche die in ss. 1 (1) genannten Kreditlinien nicht uberschreiten.

     (c) zur Tilgung der Anspruche, die den Banken aus Glberschreitungen der Kreditlinien gemaB ss. 1 (1) gegen die Firmen sowie aus der sonstigen bankmaBigen Geschaftsverbindung gegen, die WGR zustehen, ud zwar gleichrangig im Verhaltnis der jeweiligen Anspruche.

(3) Ein nicht mehr benotigler Erlos ist an den jeweiligen Sicherungsgeber abzuluhren, es sei denn, die Banken sind verpflichtet, diesen Erlos an einen Dritten, der eine oder mehrere Banken befriedigt hat (z. B. einen Burgen), zu ubenragen.

(4) Das Vorliegen einer Inanspruchnahme aus Diskont-, Aval- und Akzeptkrediten, aus eroffneten Akkreditiven bestimmt sich entsprechend der Rege1ung in ss. 7 (3).

(5) Steht die Hohe der zu berucksichtigenden Forderungen im Zeitpunkt der Erlosverteilung noch nicht fest, bleiben sie zunachst bei der Ermittlung des Beteiligungsverhahnisses am Veiwertungserlos unberucksichtigt. Erst wenn diese Betrage endgultig feststehen, erfolgt eine abschlieBende Berechnung des Beteifigungsverhalnisses. Die sich hieraus eventuell ergebenden Veranderungen des auf die einzelnen Vertragsparteien enttallenden Erloses sind - auch soweit bereits Zahlungen erfolgt sind untereinander auszugleichen.

(6) Die Banken sind berechtigt, den vorgenannten Verteilungsschlussel jederzeit zu andern.


                                      ss. 9
                           Kosten, Steuern, Vergutung

(1) Samtliche Kosten und Steuern, die der Poolfuhrerin bzw. jeder eine Sicherheit haltenden Bank aus diesem Sicherheiten-Poolvertrag, insbesondoro im Zusammenhang mit der Verwaltung sowie der etwaigen Verwertung der Sicherheiten. entstehen, gehen zu Lasten der Firmen.

     Die Poolfuhrerin hat gegenuber der Firma fur die Wahrnehmung ihrer Aulgaben aus desem Vertrag Anspruch auf ein jahrliches Entgelt in Hohe eines Betrages von 0.25% der Kreditlinien gemaB ss. 1 (1) und (5) zuzuglich der hierauf anfallenden gesetzlichen Umsatzsteuer. Dieses Entgelt wird fur das bei VertragsabschluB laufende Kalenderjahr in Hohe eines vollen Jahresbetrages mit VertragsabschluB, fur die nachlolgenden Kalenderjahre jeweils im voraus zum ersten Werklag des betreuenden Kalenderjahres fallig.

(2) Soweit die Koslan und Steuern von der WGMH nicht bezahlt werden, tragen sie die Banken im Verhaltnis der in ss. 1 genannten Kreditlinien.

                                     ss. 10
                             Unterrichtung/Auskunft

(1) Die Poolfuhrerin wird die anderen Banken nach pflichtgemaBem Ermessen uber den Stand der Abwicklung unterrichten. Die Banken werden ihr die hierfur erforderlichen informationen zur Verfugung stellen.

(2) Die Banken werden sich gegenseitig unterrichten, wenn Tatsachen bekannt Werden, die eine Ruckfuhrung der in ss. 1 genannten Kredite nachhaltig gefahrden konnen.

(3) Jede Bank ist auf Verlangen einer Bank verpflichtet, den anderen Banken Auskunft uber ihre Forderungen gegen die Firma und die Sicherheiten zu geben, soweit sie diesen Vertrag und seine Abwicklung betreffen.

(4) Die Firma und die weiteren Sicherungsgeber befreien insoweit die Banken vom Bankgeheimnis.


                                     ss. 11
                            Befristung und Kundlgung

(1)  Dieser Poolvertag wird auf unbestimmte Zeit abgeschlossen.

(2) Jede Poolbank ist berechtigt, den Vertrag unter Einhaltung einer Frist von 3 Monaten zum Ende eines Kalendervierteljahres zu kundigen, erstmals jedoch zum 31.12.1999. Fur die Einhaltung der Frist ist der Zugang des Kundigungsschreibens bei der Poolfuhrerin maBgebend. Kundigt die Poolfuhrerin , so ist fur die Einhaltung der Frist der Zugang des
     Kundigungsschreibens bei den anderen Banken maBgeblich. MaBgeblich ist dabei der jeweils fruheste Zugang. Mit dem Wirksamwerden der Kundigung scheidet die betreffende Bank aus dem Pool aus. Dieser wird von den ubrigen Banken fortgesetzt.

(3) Im Falle einer Kundigung nach Absatz (2) bleibt die Aufteilung der Sicherheiten besonderen Absprachen unter den Banken vorbehalten. Die Firmen und jeder Drittsicherungsgeber sind verpfflchtet, bei einer Sicherheitenubertragurtg mitzuwirken, soweit dies rechtlich erforderlich ist. Auf Verlangen auch nur einer der Banken ist zum Zeitpunkt des Ausscheidens der kundigenden Bank unter deren Beteiligung ein Saldenausgleich entsprechend der Regelung des ss. 7 durchzufuhren.

                                     ss. 12
              Ertullungsort, Gerichtsstand und anzuwendendes Recht

(1) Als Erfullungsort und Gerichtsstand aller aus diesem Vertrag erwachsendon Verptlichtungen wird Stuttgart vereinbart.

(2)  Dieser Verirag unterliegt dem Recht der Bundesrepublik Deutschland.

                                     ss. 13
                    Anderungen und Erganzungen des Vertrages

(1) Anderungen und Erganzungen dieses Vertrages bedurfen zu ihrer Wirksamkeit der Schriftform. Gleiches gilt fur den Verzicht auf dieses Formerfordernis. Nebenabreden sind nicht getroffen.

(2) Dieser Vertrag gilt auch fur den Fall eines Wechsels der Gesellschafter oder der Anderung der Rechtsform der Firmen.

                                     ss. 14
                              Salvatorische Klausel


Soweit sich eine der Bestimmungen oder mehrere Bestimmungen dieses Vertrages als nicht rechtswirksam oder nicht durchfuhrbar erweisen solten, wird die Wirksamkeit der ubrigen Bestimmungen hiervon nicht beruhrt. Die Vertragsparteien werden alwa unwirksame oder undurchfuhrbare Bestimmungen durch eine Regelung ersetzen, die dem wirtschaftllch Gewollten entspricht und dem inhalt der zu ersetzenden Bestimmungen maglichst nahe kommt. Entsprechendes gilt, wenn erganzungsbedurftige Lucken hervortretan.




------------------------                               ------------------------
      (Ort/Datum)                                            (CommerzBank)




------------------------                               ------------------------
      (Ort/Datum)                                              (BW-Bank)




------------------------                               ------------------------
      (Ort/Datum)                                           (Deutsche Bank)




------------------------                               ------------------------
      (Ort/Datum)                                          (Kreissparkasse)




------------------------                               ------------------------
      (Ort/Datum)                                          (Landesgirokasse)




------------------------                               ------------------------
      (Ort/Datum)                                         (Stuttgarter Bank)



Wir, die Wanfel & Goltermann Management Holding GmbH unde die Wandel & Goltermann GmbH & Co. Elektronsiche MeBtechnik, ubernehmen samtliche uns batreffenden Verpflichtungen dieses Vertrages und stimmen ihm im ubrigen zu; insbesondere auch den Regelungen in ss. 3 (Sicherungezweck), ss. 7 (Saldenausgleich), ss. 9 (Kosten) und ss. 10 (Unterrichtung).




------------------------                               ------------------------
      (Ort/Datum)                                        (Wandel & Goltermann
                                                       Management Holding GmbH)




------------------------                               ------------------------
      (Ort/Datum)                                      (Wandel & Goltermann GmbH
                                                       & Co. Elektr. MeBtechn